Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: Ronald D. Paul; 301.986.1800

September 27, 2010

EAGLE BANCORP ANNOUNCES AGREEMENT
TO ACQUIRE DC BRANCH FROM OBA BANK

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (Nasdaq: EGBN), the parent company of EagleBank, today announced that EagleBank, its wholly-owned bank subsidiary, has entered into a definitive agreement to assume approximately $17.2 million of the deposits of OBA Bank’s Washington, D.C. branch at 700 7th Street, NW and to operate a branch office at that location.  The transaction, subject to regulatory approval, is expected to close in the first quarter of 2011.

Ronald D. Paul, Chairman and CEO of Eagle Bancorp, commented: “Our Gallery Place branch office will be EagleBank’s newest branch office in the District of Columbia and will provide us an important presence in the vibrant Penn Quarter neighborhood, directly across the street from the Verizon Center.  Penn Quarter is a mixed commercial, retail and residential neighborhood that we believe will be receptive to the banking, insurance and other financial services that we offer.”

Eagle Bancorp is headquartered in Bethesda, Maryland and is the holding company for EagleBank.

EagleBank is a $1.9 billion bank which operates thirteen banking offices — seven in Maryland, five in the District of Columbia and one in Tysons Corner, Virginia.

Forward looking Statements: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.